Exhibit 5.1

September 17, 2012

Infinity Property and Casualty Corporation

3700 Colonnade Parkway, Suite 600

Birmingham, Alabama 35243

Ladies and Gentlemen:

In connection with the issuance by Infinity Property and Casualty Corporation, an Ohio corporation (“IPACC”), of its 5.000% Senior Notes due 2022 (the “Notes”), pursuant to and as described in (a) the Registration Statement of IPACC on Form S-3 (Registration No. 333-168605) (the “Registration Statement”), which was filed by IPACC with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), and (b) the related prospectus dated September 10, 2010, as supplemented by the prospectus supplement relating to the sale of the Notes dated September 12, 2012 (as so supplemented, the “Prospectus”), as filed by IPACC with the Commission pursuant to Rule 424(b) promulgated under the Securities Act, certain legal matters with respect to the Notes are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Current Report of IPACC on Form 8-K to be filed with the Commission on the date of this letter (the “Form 8-K”).

The Notes are to be issued and the terms of the Notes are to be established pursuant to Indenture dated as of August 6, 2010 (the “Original Indenture”) as supplemented by the and as proposed to be supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”) to be dated as of September 17, 2012 (the Original Indenture, as supplemented by the First Supplemental Indenture, the “Indenture”).

In reaching the conclusions expressed in this opinion, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Articles of Incorporation and the Code of Regulations of IPACC; (ii) copies of resolutions of the Board of Directors of IPACC, and committees thereof, authorizing the issuance of the Notes and related matters; (iii) the Registration Statement and all exhibits thereto, including the Form T-1, Statement of Eligibility of Trustee of U.S. Bank National Association; (iv) the Indenture; and (iv) such other documents and instruments as we have deemed necessary for the expression of opinion contained in this letter. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of IPACC and upon documents, records and instruments furnished to us by IPACC, without independent check or verification of their accuracy.

Based upon and subject to the foregoing, we are of the opinion that upon the execution and delivery of the First Supplemental Indenture, when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and paid for in accordance with the terms of the Purchase Agreement dated as of September 12, 2012 among IPACC and the underwriters named in such Purchase Agreement, the Notes will be valid and binding obligations of IPACC.

We consent to be named in the Registration Statement and the Prospectus as the attorneys who have passed upon legal matters in connection with the issuance of the Notes and to the filing of this opinion as an exhibit to the Form 8-K. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ Keating Muething & Klekamp PPL

One East Fourth Street Suite 1400 Cincinnati, Ohio 45202

TEL (513) 579-6400 FAX (513) 579-6457 ¿ www.kmklaw.com